Exhibit 10.2

W.W. GRAINGER, INC.
2015 Incentive Plan
2020 Performance Stock Unit Agreement

This Performance Stock Unit Agreement (this “Agreement”), dated as of April 1, 2020 (the “Grant Date”), is entered into between W.W. Grainger, Inc., an Illinois corporation (the “Company”), and you as the executive (the “Executive”), who is employed by the Company or a Subsidiary of the Company (the “Employer”).

In consideration of the Executive’s agreement to enter into an Unfair Competition Agreement with the Company concurrently with this Agreement on the Grant Date (the “Unfair Competition Agreement”), the Company desires to grant the Executive an award of performance stock units (the “PSUs”), providing for the issuance of shares of the Company’s common stock (“Shares”) pursuant to the W.W. Grainger, Inc. 2015 Incentive Plan (as may be amended from time to time, the “Plan”) subject to the Company’s attainment of certain long-term performance goals and the Executive agrees to enter into the Unfair Competition Agreement and accept such PSUs on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.

In consideration of the mutual provisions set forth in this Agreement and in the Unfair Competition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Grants

1.01    Grant. Subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective on the Grant Date, the Company hereby grants to the Executive the number of PSUs (the “Target PSUs”) as specified in the April 1, 2020 award grant notice posted to the Executive’s electronic investment account maintained with Morgan Stanley Smith Barney LLC, the brokerage firm/third party service provider engaged by the Company in connection with the administration of the Plan (the “Administrator”). Each PSU represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Agreement. The actual number of PSUs that may become vested and settled pursuant to this Agreement will depend on the Company’s achievement of the performance metrics defined and reflected in Exhibit I to this Agreement (the “Performance Metrics”) during the period of January 1, 2020 through December 31, 2022 (the “Measurement Period”), as shall be determined and certified by the Committee in its sole discretion. The Committee’s determination and certification shall be final and conclusive, and until the Committee has made such determination and certification, none of the Performance Metrics will be considered to have been satisfied. The Target PSUs will be equally apportioned to each Performance Metric (and reflected in Exhibit I to this Agreement).

ARTICLE II
Provisions Relating to PSUs

2.01    Vesting of PSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the Target PSUs shall vest as determined pursuant to the terms of Exhibit I, which is incorporated by reference herein and made a part of this Agreement; provided that (except as otherwise set forth in this Article II) the Target PSUs shall not vest unless the Executive remains continuously employed by the Employer (or any other Subsidiary or Affiliate) from the Grant Date through the third anniversary of the Grant Date (the “PSU Vesting Date”). Any PSUs that do not vest shall be forfeited, and the Executive shall have no further rights with respect to such PSUs. Each PSU that becomes vested as provided herein shall be settled in accordance with Section 2.06. No dividend equivalents will be paid on the shares of Common Stock underlying the PSUs.

2.02    Effect of Termination for Cause or Resignation. Except as otherwise stated in the Plan, if the Executive’s employment or service is terminated for Cause or if the Executive resigns employment or service (other than by reason of the Executive’s death, Disability or retirement) prior to the PSU Vesting Date, the Target PSUs shall be forfeited in their entirety as of the Executive’s Termination Date. If the Executive is a resident of, or employed in, the United States, “Termination Date” shall mean the effective date of termination of the Executive’s employment. If the Executive is a resident of, or employed outside of, the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination is provided to the Executive, (ii) the last day of the Executive’s active service with the Employer or (iii) the last day on which the Executive is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws. For purposes of this Agreement, “Cause” shall have the same meaning as defined in the Plan, subject to modification as may be required to conform to the laws, rules and regulations (“Laws”) of the Executive’s country of residence (and country of employment, if different).

2.03    Effect of Involuntary Termination. If the Executive’s employment or service is involuntarily terminated prior to the PSU Vesting Date for reasons other than Cause, the Executive will become vested in a pro-rata portion of the Target PSUs based upon the Company’s achievement of the Performance Metrics. For purposes of the foregoing, the pro-ration shall be determined based upon a fraction, the numerator of which will be the number of full calendar months from the Grant Date to the Executive’s Termination Date, and the denominator shall equal the number of full calendar months in the Measurement Period. Each actual PSU that becomes vested as provided herein shall be settled in accordance with Section 2.06.

2.04    Effect of Termination due to Death or Disability. If the Executive’s employment or service is terminated prior to the PSU Vesting Date due to death or Disability, the Executive will immediately become vested in the number of PSUs equal to the Target PSUs. For purposes of this Agreement, “Disability” shall have the same meaning as defined in the Plan, subject to modification as may be required to conform to the Laws of the Executive’s country of residence (and country of employment, if different). For the sake of clarity, the date of the Executive’s death or Disability shall be a PSU Vesting Date. Each actual PSU that becomes vested as provided herein shall be settled in accordance with Section 2.06.

2.05 Effect of Termination due to Retirement. If the Executive’s employment or service is terminated prior to the PSU Vesting Date due to the retirement of the Executive, the Executive will continue vesting in accordance with Section 2.01 as if the Executive had not been terminated. Each actual PSU that becomes vested as provided herein shall be settled in accordance with Section 2.06. For purposes of this Agreement, “retirement” shall mean the Executive’s termination of service with (i) 25 years of service, (ii) 20 years of service and attainment of age 55, or (iii) attainment of age 60.

2.06 Settlement of Vested PSUs. Following the date on which the Committee certifies the Company’s achievement of the Performance Metrics and determines the actual number of PSUs that vest pursuant to the achievement of the Performance Metrics, the Company shall, as soon as practicable (but in no event later than 60 days following the PSU Vesting Date), settle the vested PSUs by registering Shares in the Executive’s name and delivering such Shares to the Executive’s electronic stock plan account maintained by the Stock Plan Administrator. At the discretion of the Committee, and subject to such policies and procedures as it may adopt from time to time, the Executive’s PSU may be settled in the form of: (i) cash, to the extent settlement in Shares (a) is prohibited under applicable Laws, (b) would require the Executive, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Executive’s country of residence (and country of employment, if different), or (c) is administratively burdensome or (ii) Shares, but the Company may require the Executive to immediately sell such Shares if necessary to comply with applicable Laws (in which case, the Executive hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Executive’s behalf).

ARTICLE III
Recoupment

3.01    Recoupment in Event of Misconduct. If the Company determines that the Executive has committed or engaged in misconduct against the Company or has engaged in any criminal conduct, including embezzlement, fraud or theft, that involves or is related to the Company, or any other conduct that violates Company policy, causes or is discovered to have caused, any loss, damage, injury or other endangerment to the Company’s property or reputation, and such Executive has received or is entitled to receive performance stock units, performance restricted stock units, stock options, restricted stock units or cash incentive compensation (collectively, “Incentive Compensation”), then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the Plan, recapture any gain realized upon the sale of Shares acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation. The Company shall have sole discretion in determining whether the Executive’s conduct was in compliance with applicable Law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Executive engages in misconduct or is believed to have engaged in misconduct, including but not limited to any violation of any of Executive’s obligations under the Unfair Competition

Agreement, the Company shall be entitled to take the actions outlined above for recouping the Incentive Compensation, as the Company deems appropriate under the circumstances.

3.02    Recoupment in Event of Materially Inaccurate Financial Results. If the Company has publicly filed materially inaccurate financial results (the “Subject Financials”), whether or not they result in a restatement, the Company has the discretion to recover any Incentive Compensation that was paid or settled to the Executive during the period covered by the Subject Financials as set forth herein. If the payment or settlement of Incentive Compensation would have been lower had the achievement of applicable financial performance goals been calculated based on restated financial results with respect to the Subject Financials, the Company may, if it determines it appropriate in its sole discretion, recover the portion of the paid or settled Incentive Compensation in excess of the payment or settlement that would have been made based on restated financial results. The Company will not seek to recover Incentive Compensation received or settled more than three (3) years after the date of the initial filing that contained the Subject Financials.

3.03    Recoupment in Event of Error. If the Executive receives any amount in excess of what the Executive should have received under the terms of this Agreement for any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by the Committee, then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the Plan, recapture any gain realized upon the sale of Shares acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation.

3.04    Implementation. For purposes of this Article III, the Executive expressly authorizes the Company to issue instructions, on behalf of the Executive, to the Stock Plan Administrator (and/or any other brokerage firm/third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan) to re-convey, transfer or otherwise return to the Company any Incentive Compensation subject to recoupment hereunder. Executive acknowledges and agrees that the Company’s rights hereunder shall not be affected in any way by any subsequent change in the Executive’s status, including retirement or termination of employment (including due to death or Disability). The Executive expressly agrees to indemnify and hold the Company and the Employer harmless from any loss, cost, damage, or expense (including attorneys’ fees) that the Company or the Employer may incur as a result of the Executive’s actions or in the Company and the Employer’s efforts to recover such previously made payments or value pursuant to Article III.

3.05    Forfeiture. To the extent any of the events set forth in this Article III occur before the Executive receives any Incentive Compensation due hereunder, any such Incentive Compensation shall be forfeited as determined by the Company in its sole discretion.

3.06    Executive Consent.  For purposes of the Company’s enforcement of this Article III, the Executive expressly and explicitly authorizes the Company to issue instructions, on the Executive’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any cash payments, Shares or other amounts acquired by the Executive under the Plan to re-convey, transfer or otherwise return such cash payments, Shares or other amounts to the Company.

ARTICLE IV
Tax

4.01 Tax-Related Items. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Executive acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Executive is and remains the Executive’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU, including the grant of the PSU, the vesting of the PSU, the subsequent sale of any Shares acquired pursuant to the PSU and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the PSU to reduce or eliminate the Executive’s liability for Tax-Related Items.

4.02    Tax Withholding Obligations. Prior to the delivery of Shares (or cash) upon the vesting of the PSU, if the Executive’s country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the PSU that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or the cash equivalent. Depending on the withholding method specified in the Plan, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Company shall make a cash payment to the Executive equal to the over-withheld amount, if applicable, as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that the withholding of Shares is prohibited under applicable Law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and the Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from the Executive’s regular salary and/or wages or any other amounts payable to the Executive, or may require the Executive to personally make payment of the Tax-Related Items required to be withheld. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the withholding of cash from the Executive’s regular salary and/or wages or other amounts payable to the Executive, no Shares will be issued to the Executive (or the Executive’s estate) upon vesting of the PSU unless and until satisfactory arrangements (as determined by the Committee) have been made by the Executive with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such PSUs. If the obligation for the Executive’s Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Executive shall be deemed to have been issued the full number of Shares issuable upon vesting, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the PSU.

The Executive will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Executive’s participation in the Plan or the Executive’s acquisition of Shares that cannot be satisfied by the means described in this Article IV. The Company may refuse to deliver any Shares due upon vesting of the PSU if the Executive fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. If the Executive is subject to taxation in more than one jurisdiction, the Executive acknowledges that the Company, the Employer or one or more of their respective Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Executive hereby consents to any action reasonably taken by the Company and the Employer to meet his or her obligation for Tax-Related Items. By accepting this grant of the PSU, the Executive expressly consents to the withholding of Shares and/or withholding from the Executive’s regular salary and/or wages or other amounts payable to the Executive as provided for hereunder. All other Tax-Related Items related to the PSU and any Shares delivered in payment thereof are the Executive’s sole responsibility.

ARTICLE V
International Arrangements

5.01 Exchange Controls. As a condition to this PSU award, the Executive agrees to comply with any applicable foreign exchange Laws and hereby consents to any necessary, appropriate or advisable actions taken by the Company, the Employer or any of their respective Subsidiaries as may be required to comply with any applicable Laws of the Executive’s country of residence (and country of employment, if different).

5.02    Foreign Asset and Account Reporting Requirements. The Executive acknowledges that there may be certain foreign asset and/or account reporting requirements, which may affect the Executive’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Executive’s country of residence (and country of employment, if different). The Executive may be required to report such accounts, assets or transactions to the tax or other authorities in the Executive’s country of residence (and country of employment, if different). The Executive acknowledges and agrees that it is his or her personal responsibility to be compliant with such Laws.

5.03    Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the PSU shall be subject to any special terms and conditions for the Executive’s country of residence (and country of employment, if different) set forth in the addendum to this Agreement (“Addendum”). If the Executive transfers residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local Laws or to facilitate the operation and administration of the PSU and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
5.04    Controlling Language. The Executive acknowledges and agrees that it is the Executive’s express intent that this Agreement, the Plan, the Unfair Competition Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSU be drawn up in English. If the Executive has received this Agreement, the Plan, the Unfair Competition Agreement or any other documents related to the PSU translated into a language other than English and the meaning of any translated version is different than the English version, the English version will control.

ARTICLE VI
Miscellaneous

6.01 Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time other than by will or by the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.

6.02 Rights as Shareholder. The Executive shall not have voting or any other rights as a shareholder of the Company with respect to the Shares issuable upon the vesting of PSUs until the date of issuance of such Shares. Upon settlement of the PSU, the Executive will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company.

6.03 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company, and all other Persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

6.04 No Employment Rights. This Agreement and the Executive’s participation in the Plan are not and shall not be interpreted to: (i) form an employment contract or relationship with the Company, the Employer or any of their respective Subsidiaries; (ii) confer upon the Executive any right to continue in the employ of the Company, the Employer or any of their respective Subsidiaries; or (iii) interfere with the ability of the Company, the Employer or any of their respective Subsidiaries to terminate the Executive’s employment at any time.

6.05    Nature of Grant. In accepting the grant hereunder, the Executive acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the Executive has read the Plan and any PSUs granted under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the power of the Committee to interpret and determine the terms and provisions of the Plan and this Agreement and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding; (iii) the PSU does not create any contractual or other right to receive future grants of PSUs, benefits in lieu of PSUs, or any other Plan benefits in the future; (iv) nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company or the Employer and the Executive; (v) any grant under the Plan, including any grant of PSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service option, pension, or retirement benefits or similar payments; (vi) the Executive is voluntarily participating in the Plan; (vii) the future value of the Shares underlying the PSU granted hereunder is unknown and cannot be predicted with certainty; and (viii) neither the Company, the Employer nor any of their respective Subsidiaries shall be liable for any change in value of the PSU, the amount realized upon settlement of the PSU or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the PSU, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of any award of PSUs to correct for any windfalls or shortfalls in such PSU which, in the Committee’s determination, arise from factors beyond the Executive’s control; provided, however, that the Committee’s authority with respect to any PSU to a “covered employee,” as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such PSU.

6.06 Compliance with Law. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable Laws (including any registration requirements or tax withholding requirements) and compliance with the Laws and practices of any stock exchange or quotation system upon which the Shares are listed or quoted. If the Executive resides or is employed outside of the United States, the Executive agrees, as a condition of the grant of the PSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the PSUs) if required by and in accordance with local Laws in the Executive’s country of residence (and country of employment, if different). In addition, the Executive also agrees to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and the Employer, as may be required to allow the

Company, its Subsidiaries and the Employer to comply with local Laws in the Executive’s country of residence (and country of employment, if different). Finally, the Executive agrees to take any and all actions as may be required to comply with the Executive’s personal legal and tax obligations under local Laws in the Executive’s country of residence (and country of employment, if different).

6.07 Amendment. This Agreement may be amended by a writing which specifically states that it is amending this Agreement executed by (i) the Company and the Executive, (ii) the Company (at the discretion of the Committee), so long as a copy of such amendment is delivered to the Executive, and provided that no such amendment having a material adverse effect on the rights of the Executive hereunder may be made without the Executive’s written consent or (iii) the Company (at the discretion of the Committee) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable Laws or any future Laws or judicial decisions.

6.08 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to the Executive shall be addressed to the Executive at the address listed in the Employer’s records or to the Executive’s electronic investment account held at the Stock Plan Administrator. By a notice given pursuant to this Section 6.08, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

6.09 Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

6.10 Construction. The PSUs are being issued pursuant to Article 9 (Performance Shares/Performance Units) of the Plan. PSUs are subject to the terms of the Plan. The Executive acknowledges receipt of the Plan booklet which contains the entire Plan, and the Executive represents and warrants that the Executive has read the Plan. Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

6.11 Waiver of Right to Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PSUs, THE PLAN OR THIS AGREEMENT.

6.12 Waiver; No Third Party Beneficiaries. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Executive. This Agreement shall not be construed to create any third party beneficiary rights.

6.13 Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants PSUs under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the PSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the PSU, the Executive expressly and explicitly consents to the personal data activities as described herein.

i.Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Executive, specifically, the Executive’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of the Executive’s Data is the Executive’s consent. The Executive’s Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded, or regulatory filings are made. The Company’s legal basis for such disclosure of the Executive’s Data is to comply with applicable laws, rules and regulations.

ii.Stock Plan Administration Service Providers. The Company and the Employer transfer the Executive’s Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Executive’s Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Executive to receive and trade Shares acquired under the Plan. The Executive will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Executive’s ability to participate in the Plan.

iii.International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Executive should note that the Executive’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Executive’s Data to the United States of America is the Executive consent.

iv.Voluntariness and Consequences of Consent, Denial or Withdrawal. The Executive’s participation in the Plan and the Executive’s grant of consent hereunder is purely voluntary. The Executive may deny or withdraw his or her consent at any time. If the Executive does not consent, or if the Executive later withdraws his or her consent, the Executive may be unable to participate in the Plan. This would not affect the Executive’s existing employment or salary; instead, the Executive merely may forfeit the opportunities associated with participation in the Plan.

v.Data Retention. The Executive understands that the Executive’s Data will be held only as long as is necessary to implement, administer and manage the Executive’s PSU and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems.

vi.Data Subject Rights. The Executive understands that the Executive may have the right under applicable law to (i) access or copy the Executive’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Executive, (iii) delete the Executive’s Data, (iv) restrict processing of the Executive’s Data, (vi) lodge complaints with the competent supervisory authorities in the Executive’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Executive understands that the Executive can contact his or her local human resources representative.

6.14    Private Placement. The grant of the PSUs is not intended to be a public offering of securities in the Executive’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local Laws).

6.15    No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the PSU, the Executive’s participation in the Plan or the Executive’s acquisition or sale of the underlying Shares. The Executive is hereby advised to consult with the Executive’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or the Agreement.
6.16     Securities Law Restrictions. The Executive acknowledges that, depending on the Executive’s country of residence (and country of employment, if different) or where the Company Shares are listed, the Executive shall be subject to insider trading restrictions and/or market abuse Laws, which may affect the Executive’s ability to acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares during such times as the Executive is considered to have “inside information” regarding the Company or its business (as defined by the local Laws in the Executive’s country of residence and/or employment). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Executive placed before the Executive possessed inside information. Furthermore, the Executive could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties (including other employees of the Company and its Subsidiaries) or causing them otherwise to buy or sell securities. Any restrictions under these Laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading or other policy. The Executive solely is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

6.17    EU Age Discrimination Rules. If the Executive is a local national of and employed in the United Kingdom or a country that is a member of the European Union, the grant of the PSUs and the terms and conditions governing the PSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local Laws.

6.18    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PSUs granted to the Executive under the Plan by electronic means. The Executive hereby expressly consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

6.19    Governing Law; Jurisdiction. This Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois. All disputes and controversies arising between the parties are to be submitted for determination exclusively to the federal or state courts of the State of Illinois and by accepting the grant of PSUs, the Executive expressly consents to the jurisdiction of such courts. Notwithstanding the foregoing, the Company may at its option seek interim and permanent injunctive relief before any competent court, tribunal or judicial forum, which in the absence of the foregoing provision, would have jurisdiction to grant the relief sought.

6.20    Entire Agreement. The Plan, this Agreement (including any applicable addendum) and the Unfair Competition Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede, in their entirety, all prior undertakings and agreements of the Company and the Executive with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive acknowledges and agrees that by clicking on the box next to this Agreement in the section “Read and Acknowledge PSU Documents” on the screen titled “PSU Acceptance, “ the Executive expressly agrees to be bound by the terms and conditions of the PSU, including Executive’s electronic signature constituting the sole and exclusive means of executing this Agreement.

W.W. GRAINGER, INC. By: Name: DG Macpherson Title: Chairman & Chief Executive Officer

EXHIBIT I

Performance Metrics for April 1, 2020 Grant Date

Measurement Period: January 1, 2020 to December 31, 2022

The actual number of the Target PSUs that vest and which shall be settled pursuant to Section 2.06 of the Agreement shall be determined based upon the achievement of the following three (3) Performance Metrics, each of which shall be equally weighted (each 1/3) and which shall be determined and certified by the Committee in its sole discretion. For purposes of the foregoing, the aggregate payout percentage shall be computed as the aggregate of (A) the Share Gain Payout Percentage multiplied by 1/3, (B) the Endless Assortment Business Revenue Growth Payout Percentage multiplied by 1/3, and (C) the Operating Margin Payout Percentage multiplied by 1/3.

A. Performance Metric - Share Gain

Performance Metric	Share Gain
Manner of Calculation
“Share Gain” shall be determined by the Committee in its sole discretion for each calendar year in the Measurement Period by calculating the Company’s
U.S. reportable segment’s sales growth attributable to the Company’s high touch solutions model for the particular calendar year over the U.S. maintenance, repair, and operations (“MRO”) market growth for the particular calendar year.

The MRO market growth for the particular calendar year shall be based on the average of the monthly numbers for (i) the Manufacturing sub-component of the Industrial Production Index under the North American Industry Classification System of the Office of Management and Budget and (ii) the Final Demand - Private Capital sub-component of the Producer Price Index according to the U.S. Bureau of Labor Statistics.

The Share Gain for each calendar year shall then be averaged based upon the total number of calendar years in the Measurement Period to determine the final achievement of the Performance Metric, which may be adjusted by the Committee in its sole discretion.
The payout percentage for the Performance Metric will be determined based on a straight-line interpolation of the targets reflected below, rounded down to the nearest whole percentage point.

Targets for Performance Metric
Target	Share Gain Payout Percentage
0 basis points or less	0%
1 basis points to 149 basis points	1% to 79%
150 basis points to 249 basis points	80% to 99%
250 basis points to 350 basis points	100%
351 basis points to 449 basis points	101% to 120%
450 basis points to 799 basis points	121% to 199%
800 basis points or greater	200% (maximum)

B. Performance Metric - Endless Assortment Business Revenue Growth

Performance Metric	Endless Assortment Business Revenue Growth
Manner of Calculation
“Endless Assortment Business Revenue Growth” shall be determined by the Committee in its sole discretion for each calendar year in the Measurement Period by calculating year-over-year sales growth for Zoro Tools, Inc. and MonotaRO Co., Ltd., which are part of the endless assortment businesses.
The Endless Assortment Business Revenue Growth for each calendar year shall then be averaged based upon the total number of calendar years in the Measurement Period to determine the final achievement of the Performance Metric.
The payout percentage for the Performance Metric will be determined based on a straight-line interpolation of the targets reflected below, rounded down to the nearest whole percentage point.

Targets for Performance Metric
Target	Endless Assortment Business Revenue Growth Payout Percentage
0% or less	0%
1% to 9%	1% to 79%
10% to 14%	80% to 99%
15% to 20%	100%
21% to 25%	101% to 120%
26% to 39%	121% to 199%
40% or greater	200% (maximum)

C. Performance Metric - Operating Margin

Performance Metric	Operating Margin
Manner of Calculation
“Operating Margin” shall be determined by the Committee in its sole discretion for each calendar year in the Measurement Period by calculating the Company’s operating earnings over net sales on a consolidated basis for the particular calendar year.
The Operating Margin for each calendar year shall then be averaged based upon the total number of calendar years in the Measurement Period to determine the final achievement of the Performance Metric.
The payout percentage for the Performance Metric will be determined based on a straight-line interpolation of the targets reflected below, rounded down to the nearest whole percentage point.

Targets for Performance Metric
Target	Operating Margin Payout Percentage
-200 basis points or less	0%
-199 basis points to -61 basis points	1% to 79%
-60 basis points to -21 basis points	80% to 99%
-20 basis points to 20 basis points	100%
21 basis points to 60 basis points	101% to 120%
61 basis points to 199 basis points	121% to 199%
200 basis points or greater	200% (maximum)

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W.W. GRAINGER, INC.
2015 Incentive Plan
Addendum to Performance Stock Unit Agreement
In addition to the terms of the W.W. Grainger, Inc. 2015 Incentive Plan (as may be amended from time to time, the "Plan") and the Performance Stock Unit Agreement (the "Agreement"), the PSUs are subject to the following additional terms and conditions as set forth in this addendum (this "Addendum") to the extent the Executive resides or is employed in one of the countries addressed herein. All capitalized terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement unless otherwise defined. If the Executive transfers residence or employment to a country identified in this Addendum, the additional terms and conditions for such country as reflected in this Addendum will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the PSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive’s transfer).

European Union ("EU") / European Economic Area ("EEA") / United Kingdom

The following provision replaces Section 6.13 to the extent the Executive is employed in the EU, EEA or the United Kingdom:

6.13    Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants PSUs under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the PSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices, which the Executive should carefully review.

i.    Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Executive, specifically, the Executive’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company collects, process and uses the Executive's Data pursuant to the Company's legitimate interest of administering the Executive's PSUs and generally managing the Plan, and to satisfy its contractual obligations under the Agreement. The Executive's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of the Executive's Data is to comply with applicable laws, rules and regulations.

ii.    Stock Plan Administration Service Providers. The Company and the Employer transfer the Executive's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Executive's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Executive to receive and trade Shares acquired under the Plan. The Executive will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Executive's ability to participate in the Plan.

iii.    International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Executive should note that the Executive's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Executive's Data to the United States of America is to satisfy its contractual obligations under this Agreement.

iv.    Data Retention. The Executive understands that the Executive's Data will be held only as long as is necessary to implement, administer and manage the Executive's PSU and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Executive's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

v.    Data Subject Rights. The Executive understands that the Executive may have the right under applicable law to (i) access or copy the Executive's Data that the Company possesses, (ii) rectify incorrect Data concerning the Executive, (iii) delete the Executive's Data, (iv) restrict processing of the Executive's Data, (vi) lodge complaints with the competent supervisory authorities in the Executive’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Executive understands that the Executive can contact his or her local human resources representative.

Belgium

Foreign Asset Reporting Information

The Executive is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on the Executive’s annual tax return. In a separate report, the Executive is required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

Canada

PSUs Payable in Shares Only

Notwithstanding any provision in the Agreement or the Plan to the contrary, vested PSUs shall be payable in Shares only (and shall not be settled in cash).
Accelerated Vesting upon Retirement
Notwithstanding anything in the Agreement or the Plan to the contrary, if the Executive’s employment or service is terminated by reason of retirement, the PSUs immediately shall fully vest. For purposes of the foregoing, "retirement" shall have the definition prescribed by local Laws.

Securities Law Information
The Executive is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset Reporting Information
Any foreign property (including Shares and PSUs acquired under the Plan) must be reported to the Canada Revenue Agency on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the year. The PSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property held.  If Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Shares. The ACB would normally equal the fair market value of the Shares at time of vesting, but if the Executive owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Executive should consult with his or her personal tax advisor to determine the Executive’s reporting requirements.

The following provisions will apply if the Executive is a resident of Quebec:
Use of English Language
If the Executive is a resident of Quebec, by accepting the PSUs, the Executive acknowledges and agrees that it is the Executive’s wish that the Agreement, this Addendum, the Plan, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSUs, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais
Si le dirigeant est un résident du Québec, en acceptant le droit sur des actions lié à la performance (« performance stock unit » ou « PSUs »), le dirigeant reconnaît et accepte qavoir souhaité la rédaction en anglais du Contrat, du présent Addendum, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées en vertu des PSUs, ou se rapportant directement ou indirectement aux PSUs.

France
Use of English Language
The Executive hereby expressly declares that the Executive has full understanding and knowledge of the English language and has read, understands and fully accepts and agrees with the terms and conditions established in the Plan, the Agreement, the Unfair Competition Agreement and this Addendum.
Utilisation de l’anglais
Par la présente, le dirigeant déclare expressément comprendre et connaître parfaitement la langue anglaise et avoir lu, compris et accepté pleinement les termes et conditions établis dans le Plan, le Contrat, le Contrat sur la concurrence déloyale et le présent Addendum.Tax Information
The PSUs are not intended to qualify for special tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended.

Mexico
Accelerated Vesting upon Retirement
Notwithstanding anything in the Agreement or the Plan to the contrary, if the Executive’s employment or service is terminated by reason of retirement, the PSUs immediately shall fully vest. For purposes of the foregoing, "retirement" shall have the definition prescribed by local Laws.
Plan Document Acknowledgement
By accepting the PSUs, the Executive acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement. In addition, by accepting the PSUs, the Executive acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 6.05 of the Agreement (“Nature of Grant”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Subsidiary is responsible for any decrease in the value of the Shares underlying the PSUs.
Commercial Relationship
The Executive expressly recognizes that participation in the Plan and the Company’s grant of the PSUs does not constitute an employment relationship between the Executive and the Company. The Executive has been granted PSUs as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Executive’s sole employer. Based on the foregoing, (a) the Executive expressly recognizes that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Executive and the Company or the Employer, (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Company or the Employer, and (c) any modifications or amendments to the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Executive’s employment with the Employer.

Extraordinary Item of Compensation
The Executive expressly acknowledges and agrees that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Executive’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement, the Unfair Competition Agreement and this Addendum. As such, the Executive acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Executive’s participation in the Plan at any time and without any liability. The value of the PSUs are an extraordinary item of compensation outside the scope of the employment contract, if any. The PSUs are not a part of the Executive’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

Netherlands
Waiver of Termination Rights
The Executive waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan or (b) the Executive ceasing to have rights under, or ceasing to be entitled to any Awards under the Plan as a result of such termination.
Dutch Subsidiary Director Notice
The Executive acknowledges and agree that the PSUs granted to the Executive in connection with the Executive’s participation in the Plan are not granted as consideration for, or otherwise in connection with the service the Executive may provide as a director ("statutair bestuurder") of a Subsidiary established under the laws of Netherlands or operating within the Netherlands.

Portugal
Exchange Control Information
If the Executive receives Shares upon vesting and settlement of the PSUs, the acquisition of the Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Executive’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Executive is responsible for submitting the report to the Banco de Portugal.
Termination of Service
The following provision shall supplement Section 2.02 of the Agreement:
In case of termination of service of the Executive triggering the payment of severance costs under applicable law, the PSUs shall not be taken into account in the calculation of such severance costs, to the extent permitted by applicable law.
Use of English Language
The Executive hereby expressly declares that the Executive has full understanding and knowledge of the English language and has read, understands and fully accepts and agrees with the terms and conditions established in the Plan, the Agreement, the Unfair Competition Agreement and this Addendum.
Uso da Língua Inglesa
Por meio do presente, o Executivo declara que Executivo possui pleno conhecimento da língua inglesa e que leu, compreendeu, e livremente aceita e concorda com os termos e condiçoes estabelecidas no Plano, o Acordo, o Acordo de Concorrência Desleal e este Adendo.

United Kingdom
PSUs Payable in Shares Only
Notwithstanding any provision in the Agreement or the Plan to the contrary, vested PSUs shall be payable in Shares only (and shall not be settled in cash).
Income Tax and Social Insurance Contribution Withholding
The following provision shall replace Article IV of the Agreement:
Without limitation to Article IV of the Agreement, the Executive agrees that the Executive is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). The Executive also agrees to indemnify and hold harmless the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Executive’s behalf.
Exclusion of Claim
The Executive acknowledges and agrees that the Executive will have no entitlement to compensation or damages, insofar as such entitlement arises or may arise from the Executive’s ceasing to have rights under or to be entitled to vest in the PSUs as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the PSUs. Upon the grant of the PSUs, the Executive shall be deemed to have irrevocably waived any such entitlement.

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